Exhibit 10.8
RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
MARKETAXESS HOLDINGS INC. 2004 STOCK INCENTIVE PLAN
(AMENDED AND RESTATED EFFECTIVE APRIL 28, 2006)
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), is dated January 19, 2011 (the “Grant Date”) by and between MarketAxess Holdings Inc. (the “Company”) and you (the “Participant”).
WHEREAS, the Board of Directors of the Company (the “Board”) adopted The MarketAxess Holdings Inc. 2004 Stock Incentive Plan (Amended and Restated Effective April 28, 2006) (the “Plan”) which is administered by a Committee appointed by the Company’s Board of Directors (the “Committee”);
WHEREAS, pursuant to Section 3.3 of the Plan, the Committee has adopted guidelines (the “Guidelines”) for the grant of restricted stock units (“RSUs”) under the Plan, which constitute an Other Stock-Based Award under the Plan; and
WHEREAS, the Company, through the Committee, wishes to grant to the Participant RSUs as set forth below.
NOW, THEREFORE, the Company and the Participant agree as follows:
1.	Grant of RSUs. Subject to the terms and conditions of the Plan, the Guidelines and this Agreement, on the Grant Date the Company awarded to the Participant 119,565 RSUs. The RSUs are Deferrable RSUs and the payment of shares of Common Stock upon vesting in accordance with Section 2 may be deferred by the Participant in accordance with Section 4 of the Guidelines. If the Participant chooses to defer the RSUs, the Participant must complete an election form prescribed by the Committee regarding the election period no later than 30 days after the Grant Date. If the Participant has Deferrable RSUs, but does not make an election within 30 days after the Grant Date, the RSUs will not be treated as Deferrable RSUs.

2.	Vesting.
2.1	Except as set forth in this Section 2, and notwithstanding anything in the Guidelines to the contrary (including without limitation Section 3.1 of the Guidelines), the RSUs shall become vested (but shall remain subject to Section 3 of this Agreement) pursuant to the following schedule, provided that the Participant has not had a Termination from the date of grant until the applicable vesting date:

Incremental Percentage of RSUs
Vesting Date	Vested
February 19, 2012	12.5%
January 15, 2013	25.0%
January 15, 2014	25.0%
January 15, 2015	25.0%
January 15, 2016	12.5%

2.2	Notwithstanding Section 2.1 of this Agreement and anything in the Guidelines to the contrary (including without limitation Sections 3.3 and 3.4(iv) of the Guidelines):
(a) upon the Participant’s death or Disability 50% of any RSUs that are unvested on the date of the Participant’s death or Disability, as applicable, shall become immediately vested; and
(b) upon the Participant’s Termination (x) by the Company without Cause, or (y) by the Participant for Good Reason, that in any case occurs on or after February 19, 2012, any portion of the RSUs that would have otherwise become vested in (x) the twelve (12) month period following the date of such Termination if such Termination occurs outside of a Change in Control Period or (y) the twenty-four (24) month period following the date of such Termination if such Termination occurs during a Change in Control Period, shall become immediately vested on the date of such Termination.
“Change in Control Period” means the three (3) month period prior to, and the eighteen month period following, a Change in Control that constitutes a Change in Control Event within the meaning of Section 409A of the Code.
2.3	Notwithstanding anything herein to the contrary, in the event of the Participant’s Termination as a result of the Company’s non-extension of the letter agreement between the Company and the Participant, dated January 19, 2011, in accordance with the terms thereof, the then unvested portion of the RSUs shall continue to become vested in accordance with Section 2.1, as if a Termination shall not have occurred.
2.4	There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date.
3.	Securities Representations. The grant of the RSUs and any issuance of shares of Common Stock pursuant to this Agreement are being made by the Company in reliance upon the following express representations and warranties of the Participant.
The Participant acknowledges, represents and warrants that:
3.1	he or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on his or her representations set forth in this section;
3.2	if he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Common Stock must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Common Stock and the Company is under no obligation to register the Common Stock (or to file a “re-offer prospectus”); and
3.3	if he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Common Stock may be made only in limited amounts in accordance with such terms and conditions.

4.	Not an Employment Agreement. Neither the execution of this Agreement nor the grant of RSUs hereunder constitute an agreement by the Company to employ or to continue to employ the Participant during the entire, or any portion of, the term of this Agreement.

5.	Miscellaneous.
5.1	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any affiliate by which the Participant is employed to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement.
5.2	This award of RSUs shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.
5.3	The Participant agrees that the award of the RSUs hereunder is special incentive compensation and that it, any dividends paid thereon (even if treated as compensation for tax purposes) will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.
5.4	No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.
5.5	This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.
5.6	The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
5.7	The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
5.8	All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the Compensation Committee of the Board with a copy to General Counsel, MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York, 10171.

5.9	This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.
6.	Provisions of Plan and Guidelines Control. This Agreement is subject to all the terms, conditions and provisions of the Plan and the Guidelines, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan and the Guidelines as may be adopted by the Committee and as may be in effect from time to time. The Plan and the Guidelines are incorporated herein by reference. A copy of the Plan and the Guidelines have been delivered to the Participant. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan and the Guidelines, the Plan and the Guidelines shall control, and this Agreement shall be deemed to be modified accordingly. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan or the Guidelines. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan or the Guidelines) and supersedes any prior agreements between the Company and the Participant.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MARKETAXESS HOLDINGS INC.
By:	/s/ T. Kelley Millet
T. Kelley Millet
President
Date:	January 19, 2011

PARTICIPANT

/s/ Richard M. McVey
Richard M. McVey

Date:	January 19, 2011